Exhibit 99.1

Hansen Medical Reports Second Quarter and Six-Month 2012 Results

Strong and Growing US Magellan Clinical Interest Following June FDA Clearance;

Company Announces Realignment of Resources to Focus on Magellan Commercialization

MOUNTAIN VIEW, CA. – August 8, 2012 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported business highlights and financial results for the second quarter and six months ended June 30, 2012.

Second Quarter Summary and Recent Business Highlights

•	Received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for the Magellan™ Robotic System and immediately commenced initial launch in the U.S.

•	Generated total revenue of $3.5 million; shipped one Sensei System and recognized revenue on two Sensei Systems during the quarter

•	Sold 704 catheters in the second quarter, up 23% sequentially and 3% year over year, as hospitals returned to growing their inventories

•	Physicians performed an estimated 637 procedures in the second quarter, flat sequentially and up 7% year over year

•	Drove sequential reduction in cash burn rate to $9.1 million for second quarter, down $4.6 million from the first quarter

•	Held cash, cash equivalents and short-term investments of $29.4 million at June 30, 2012

•	Appointed two new directors, bringing additional operational and commercial expertise from the hospital and medical device industries to the Board

Six Months 2012 Financial Summary

•	Shipped 4 robotic systems (3 Sensei Systems and 1 Magellan System); recognized revenue on 6 robotic systems (4 Sensei Systems and 2 Magellan Systems).

•	Sold 1,278 catheters year to date, down 7% year over year

•	Physicians performed an estimated 1,273 procedures year to date, flat year over year

•	Generated year to date total revenue of $8.2 million, down 23% year over year

“In June, we achieved one of the most significant milestones in the Company’s history with the receipt of 510(k) clearance and subsequent initial U.S. launch of the Magellan Robotic System,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “While we are still in the very early days of the launch, we are pleased with the clinical interest for the Magellan System. We currently have several quotes outstanding to potential customers and expect to ship multiple Magellan Systems this year. With growing clinical experience and our strengthened commercial capabilities across key geographies, we believe we are well positioned for long-term commercial success.”

Mr. Barclay continued, “Additionally during the quarter, we further realigned resources allowing us flexibility to bring additional focus to our sales and commercialization efforts as needed, while lowering total expenses and reducing our cash burn. This initiative contributed to the improved cash burn in the quarter, and we expect further improvement through the remainder of the year. Importantly, we continue to believe that we have sufficient cash to support our initial U.S. launch of the Magellan Robotic System.”

2012 Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2012 was $3.5 million compared to revenue of $5.3 million in the same period in 2011. During the second quarter, the Company shipped one Sensei Robotic System and recognized revenue on two Sensei Robotic Systems, as well as the shipment of 704 catheters. Catheter sales were up 3% over the second quarter of 2011, and up 23% sequentially, as hospitals returned to growing their inventory levels of Company catheters. Further, an estimated 637 procedures were performed in the period with Company products, an increase of 7% compared to the same quarter of the prior year, and flat sequentially. As of June 30, 2012, the Company had a total deferred revenue balance of $4.8 million, which includes prior shipment of 4 systems that have not been recognized as revenue.

Cost of revenues for the second quarter was $2.8 million. As a result, gross profit for the quarter was $753,000, or 21% of revenue, compared to gross profit of $1.4 million, or 26% of revenue for the same period in 2011. The decrease in gross profit in the current quarter is primarily the result of lower system sales, partially offset by improved manufacturing efficiencies.

Research and development expenses for the second quarter were $4.6 million, compared to $2.6 million for the same period in 2011, which included $2.8 million of funded research and development credits (recorded as a reduction of expense) from our now completed work under our joint development agreement with Philips. Excluding these research and development credits in the second quarter of 2011, prior year research and development expenses were higher due primarily to additional development costs associated with the Company’s Magellan System and higher non-cash stock compensation expenses.

Selling, general and administrative expenses for the second quarter were $6.8 million, compared to $7.2 million for the same period of 2011. The net decrease in the current quarter is primarily due to a reduction in legal and non-cash stock compensation expenses partially offset by increases in sales and marketing expenses.

Net loss for the second quarter was $11.5 million, or $0.19 loss per share, based on average shares outstanding of 61.2 million. This compares with a net loss for the second quarter of 2011 of $8.8 million or $0.16 per share, based on average shares outstanding of 54.7 million. Net loss for the second quarter of 2012 included total non-cash stock compensation expenses of $1.0 million compared to $1.4 million in the second quarter of 2011. The reduction is primarily the result of lower equity awards in the quarter compared to the prior year.

Cash burn in the quarter improved to $9.1 million compared to $13.7 million in first quarter of 2012, due primarily to improved collection of receivables and operating efficiencies. Cash, cash equivalents and short-term investments as of June 30, 2012 were $29.4 million, compared to $38.5 million as of March 31, 2012, and $52.2 million as of December 31, 2011.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2012 second quarter results today, August 8, 2012 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 1-877-941-8416 or 1-480-629-9808. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through August 15, 2012, by calling 1-877-870-5176 or 1-858-384-5517, and entering access code 4552153.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is the global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, NorthStar™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the US the Company’s Sensei X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established.

Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about the potential benefits of our Magellan Robotic System on vascular procedures, expectations of shipments of our Magellan Robotic System, the company’s ability to improve margins, lower expenses and improve cash burn, and the sufficiency of the company’s cash resources for supporting the initial launch of the Magellan Robotic System. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 7, 2012 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
John.capodanno@fticonsulting.com

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$3,535	$5,320	$8,189	$10,599
Cost of goods sold	2,782	3,945	6,704	8,407

Gross profit	753	1,375	1,485	2,192

Operating expenses:
Research and development	4,562	2,615	8,860	6,800
Selling, general and administrative	6,769	7,151	14,128	15,195

Total operating expenses	11,331	9,766	22,988	21,995
Gain on sale of intellectual property	—	—	—	23,000

Gain (loss) from operations	(10,578)	(8,391)	(21,503)	3,197
Other income, net	(898)	(367)	(1,784)	(278)

Net income (loss)	$(11,476)	$(8,758)	$(23,287)	$2,919

Net income (loss) per share:
Basic	$(0.19)	$(0.16)	$(0.38)	$0.05

Diluted	$(0.19)	$(0.16)	$(0.38)	$0.05

Shares used to computed net income (loss) per share:
Basic	61,209	54,675	60,853	54,388

Diluted	61,209	54,675	60,853	56,508

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2012	December 31, 2011
Assets
Cash, cash equivalents and short-term investments	$29,402	$52,210
Accounts receivable	4,713	5,493
Inventories, net	8,112	6,617
Deferred cost of revenues	922	1,573
Prepaids and other current assets	1,393	1,829
Property and equipment, net	7,222	8,300
Other assets	672	737

Total assets	$52,436	$76,759

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,664	$2,944
Deferred revenues	4,808	6,438
Debt	29,277	29,147
Other liabilities	4,071	4,749

Total liabilities	40,820	43,278

Stockholders’ equity	11,616	33,481

Total Liabilities and Stockholders’ Equity	$52,436	$76,759

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